AMENDED AND RESTATED STOCK OPTION AGREEMENT entered into on the 4th day of December 2000, but effective as of the 26th day of January 2000 (the "Grant Date"), between NAVTECH, INC., a Delaware corporation (the "Company"), and Duncan Macdonald (the "Optionee").

WHEREAS, the Optionee is an employee of the Company or a subsidiary thereof;

WHEREAS, the Company granted options to the Optionee on the Grant Date;

WHEREAS, the stock option agreement between the Company and the Optionee representing the aforementioned options was dated February 7, 2000;

WHEREAS, the Company wishes to correct the above mentioned stock option agreement, by amending the date of the stock option agreement and restating the terms of the stock option agreement;

WHEREAS, after this Amended and Restated Stock Option Agreement has been executed by the Company and the Optionee, the stock option agreement incorrectly dated February 7, 2000 shall be of no further force and effect and shall, for all purposes, be deemed to be replaced by this Amended and Restated Stock Option Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby grants to the Optionee the right and option to purchase shares of Common Stock of the Company under and pursuant to the terms and conditions of the Company's 1999 Stock Option Plan (the "Plan") and upon the following terms and conditions:

I.       GRANT OF OPTION
         The Company hereby grants to the Optionee the right and option (the "Option") to purchase up to Fifty Thousand (50,000) shares of the Common Stock of the Company (the "Option Shares") during the period commencing one (1) year from the Grant Date and terminating at 5:00 P.M., EST, five (5) years following the Grant Date.

 II.     NATURE OF OPTION
         The Option is not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, relating to "incentive stock options".

III.     EXERCISE PRICE
         The exercise price of each of the Option Shares shall be nine thirty-seconds (9/32) of a dollar (US$0.28125) (the "Option Price").

IV.      EXERCISE OF OPTIONS
         The Option shall be exercised in accordance with the provisions of the Plan. As soon as practicable after the receipt of notice of exercise and payment of the Option Price as provided for in the Plan, the Company shall tender to the Optionee certificates issued in the Optionee's name evidencing the number of Option Shares covered thereby.




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V.       TRANSFERABILITY
         The Option shall not be transferable other than by will or the laws of descent and distribution and, during the Optionee's lifetime, shall not be exercisable by any person other than the Optionee.

VI.      TERMINATION OF EMPLOYMENT
         If the employment of the Optionee shall be terminated for cause, or such employment or services shall be terminated voluntarily, the options held by such persons or entities shall expire immediately. Reference is made to Section 10 of the Plan with regards to other matters relating to termination of employment.

VII.     INCORPORATION BY REFERENCE
         The terms and conditions of the Plan are hereby incorporated by reference and made a part hereof.

VIII.    NOTICES
         Any notice or other communication given hereunder shall be deemed sufficient if in writing and hand delivered or sent by registered or certified mail, return receipt requested, addressed to the Company, c/o Navtech Systems Support Inc., 175 Columbia Street West, Suite 102, Waterloo, Ontario, N2L 5Z5, Attention: Chairman of the Board and to the Optionee at the address indicated below. Notices shall be deemed to have been given on the date of hand delivery or mailing, except notices of change of address, which shall be deemed to have been given when received.

IX.      BINDING EFFECT
         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

X.       ENTIRE AGREEMENT
         This Agreement, together with the Plan, contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be modified only by an instrument executed by the party sought to be charged.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:                                 OPTIONEE:

Navtech, Inc.                            BY:  /s/ Duncan Macdonald
                                            ---------------------------------
                                             (Signature of Optionee)

BY: /s/ David Strucke                       Duncan Macdonald
   ---------------------                 ------------------------------------
David Strucke                                     (Name of Optionee)
Chief Financial Officer
                                           11 Bedford Cres. Ottawa
                                         ------------------------------------
                                                  (Address of Optionee)

                                          Ontario, Canada  K1K 0E3
                                         ------------------------------------


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